2016 Performance-Based RSUs

EARTHLINK HOLDINGS CORP.
2016 EQUITY AND CASH INCENTIVE PLAN

Restricted Stock Unit Agreement
No. of Restricted Stock
Units Awarded Hereunder: ______
THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") dated as of the 18th day of February, 2016, between EarthLink Holdings Corp., a Delaware corporation (the "Company"), and _______________ (the "Participant") is made pursuant and subject to the provisions of the Company's 2016 Equity and Cash Incentive Plan (the "Plan"). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.
1.     Grant of Restricted Stock Units. Pursuant to the Plan, the Company, on February 18, 2016 (the "Date of Grant"), granted to the Participant ____________ Restricted Stock Units, each Restricted Stock Unit corresponding to one share of the Common Stock of the Company (this "Award"). Subject to the terms and conditions of the Plan, each Restricted Stock Unit represents an unsecured promise of the Company to deliver, and the right of the Participant to receive, one share of the Common Stock of the Company at the time and on the terms and conditions set forth herein. As a holder of Restricted Stock Units, the Participant has only the rights of a general unsecured creditor of the Company.
2.    Terms and Conditions. This Award is subject to the following terms and conditions:
(a)    Expiration Date. This Award shall expire at 11:59 p.m. on February 17, 2026 (the "Expiration Date"). In no event shall the Expiration Date be later than 10 years from the Date of Grant.
(b)    Vesting of Award.
(i)    In General. Except as otherwise provided below, the outstanding Restricted Stock Units shall be considered "Performance-Based" and shall become eligible to become earned and payable with respect to that number of Performance-Based Restricted Stock Units set forth above that correlates to the performance objectives achieved for the Company’s fiscal year ending December 31, 2016 as set forth on the attached Exhibit A as determined by the Committee in its sole discretion. The Performance-Based Restricted Stock Units that are eligible to become earned and payable based on the Committee’s determination of the performance objectives achieved for the Company’s fiscal year ending December 31, 2016 shall then become earned and payable on the third anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such time. Notwithstanding any other provision of this Agreement, none of the Performance-Based Restricted Stock Units shall become eligible to become earned and payable if the performance objectives set forth on the attached Exhibit A are not achieved above the designated levels set forth therein. For purposes of this Agreement, the number of Performance-Based Restricted Stock Units that the Committee determines to have become eligible to become earned and payable shall be deemed to have become eligible to become earned and payable as of December 31, 2016.
(ii)    Eligible for Severance. Notwithstanding the foregoing, if the Participant's employment or service is terminated by the Company or an Affiliate and the Participant is entitled to receive severance benefits under any severance or change in control plan maintained by the Company or an Affiliate or pursuant to any agreement between the Company or an Affiliate and the Participant, then, to the extent not earned and payable previously, the Performance-Based Restricted Stock Units that are eligible to become earned and payable at that time shall become earned and payable on termination of the Participant’s employment or service by the Company or an Affiliate under circumstances in which the Participant is entitled to receive such severance benefits, on the same basis they would have become earned and payable if the Performance-Based Restricted Stock Units that are eligible to become earned and payable at that time had been scheduled to become earned and payable pro rata as of each monthly anniversary of the Date of Grant, from the Date of Grant through the third anniversary of the Date of Grant, based upon the Participant’s continued employment or service from the Date of Grant until the termination of the Participant's employment with or service to the Company and its Affiliates (giving the Participant credit for continuous employment or service from the Date of Grant until the termination of the Participant's employment or service) (rounded to the nearest whole share). Notwithstanding the foregoing, none of the Performance-Based Restricted Stock Units that are not then eligible to become earned and payable shall become earned and payable on termination of the Participant's employment or service by the Company or an Affiliate under circumstances in which the Participant is entitled to receive severance benefits under any severance plan maintained by the Company or an Affiliate.
(iii)    Change in Control. Notwithstanding the foregoing, in the event no provision is made for the continuance, assumption or substitution by the Company or its successor in connection with a Change in Control of the Performance-Based Restricted Stock Units, then, contemporaneously with the Change in Control, the Performance-Based Restricted Stock Units shall become earned and payable in full, to the extent not earned and payable previously, provided the Participant has remained continuously employed by, or providing services to, the Company or any Affiliate from the Date of Grant until the Change in Control; except that the Performance-Based Restricted Stock Units shall not become earned and payable in connection with the Change in Control if the Change of Control occurs after December 31, 2016 and the Performance-Based Restricted Stock Units have not become eligible to become earned and payable as of December 31, 2016. If provision is made for the continuance, assumption or substitution by the Company or its successor in connection with the Change in Control of the Performance-Based Restricted Stock Units, the Performance-Based Restricted Stock Units shall become earned and payable in full, to the extent not earned and payable previously, contemporaneously with the termination of the Participant’s employment with, or service to, the Company and its Affiliates, if the Participant’s employment with, or service to, the Company and its Affiliates is terminated by the Company or any Affiliate for any reason other than Cause, death or Disability or by the Participant for Good Reason, on or within twenty-four (24) months after the Change in Control; except that the Performance-Based Restricted Stock Units shall not become earned and payable upon such termination of the Participant’s employment with, or service to, the Company and its Affiliates if the Change of Control occurs after December 31, 2016 and the Performance-Based Restricted Stock Units have not become eligible to become earned and payable as of December 31, 2016. “Good Reason” means the Participant’s voluntary termination of employment or service with the Company and its Affiliates other than on death or Disability and based on:
(1)    The assignment to the Participant of duties materially inconsistent with the Participant's position and status with the Company or Affiliate as they existed immediately prior to the Change in Control, or a substantial diminution in the Participant's title, offices or authority, or in the nature of the Participant's other responsibilities, as they existed immediately prior to the Change in Control, except in connection with the Participant’s termination of employment or service by the Company or an Affiliate for Cause or on account of Disability or death or by the Participant other than for Good Reason; or
(2)    A material reduction by the Company or an Affiliate in the Participant’s base salary as in effect immediately prior to the Change in Control or as the Participant's base salary may be increased from time to time, without the Participant’s written consent; or
(3)    A material reduction by the Company or an Affiliate in the target cash bonus payable to the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, in effect immediately prior to the Change in Control, or a failure by the Company or an Affiliate to continue the Participant as a participant in such incentive compensation plan(s) on a basis that is not materially less than the Participant’s participation immediately prior to the Change in Control or to pay the Participant the amounts that the Participant would be entitled to receive in accordance with such plan(s); or
(4)    The Company or an Affiliate requiring the Participant to be based more than thirty-five (35) miles from the location where the Participant is based immediately prior to the Change in Control, except for travel on the Company’s or Affiliate’s business that is required or necessary to performance of the Participant's job and substantially consistent with the Participant's business travel obligations prior to the Change in Control.
Additionally, the Participant must give the Company or Affiliate which employs the Participant notice of any event or condition that would constitute "Good Reason" within thirty (30) days of the event or condition which would constitute "Good Reason," and upon receipt of such notice the Company or Affiliate shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Participant for "Good Reason" must occur within sixty (60) days after the period for remedying such condition or event has expired.
(iv)    Vesting Date. Outstanding Performance-Based Restricted Stock Units shall be forfeitable until they become earned and payable as described above. Each date upon which the respective Restricted Stock Units become earned and payable shall be referred to as a "Vesting Date" with respect to such number of Restricted Stock Units.
(c)    Settlement of Award. Subject to the terms of this Section 2 and Section 3 below, the Company shall issue to the Participant one share of Common Stock for each Performance-Based Restricted Stock Unit that has become earned and payable under Section 2(b) above and shall deliver to the Participant such shares as soon as practicable after (and within thirty (30) days of) the respective Vesting Date. As a condition to the settlement of the Award, the Participant shall be required to pay any required withholding taxes attributable to the Award in cash or cash equivalent acceptable to the Committee. However, the Company in its discretion may, but is not required to, allow the Participant to satisfy any such applicable withholding taxes (but only for the minimum required withholding) (i) by allowing the Participant to surrender shares of Common Stock that the Participant already owns, (ii) through a cashless transaction through a broker, (iii) by means of a “net settlement” procedure, (iv) by such other medium of payment as the Committee shall authorize or (v) by any combination of the allowable methods of payment set forth herein.
3.    Termination of Award. Notwithstanding any other provision of this Agreement, outstanding Restricted Stock Units that have not become earned and payable prior to the Expiration Date shall expire and may not become earned and payable after such time. Additionally, any Performance-Based Restricted Stock Units that have not become earned and payable on or before the termination of the Participant's employment with the Company and its Affiliates, and any Performance-Based Restricted Stock Units with respect to which the applicable performance period has passed without achievement of the related performance objective, shall expire and may not become earned and payable after such time.
4.    Shareholder Rights. Except as set forth in Section 6 below, the Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to any Performance-Based Restricted Stock Units until issuance of the shares of Common Stock. The Company may include on any certificates or notations representing shares of Common Stock issued pursuant to this Award such legends referring to any representations, restrictions or any other applicable statements as the Company, in its discretion, shall deem appropriate.
5.    Transferability. Except as provided herein, this Award is nontransferable except by will or the laws of descent and distribution. If this Award is transferred by will or the laws of descent and distribution, the Award must be transferred in its entirety to the same person or persons or entity or entities. Notwithstanding the foregoing, the Participant, at any time prior to the Participant's death, may transfer all or any portion of this Award to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as are appropriate for such transferees to be included in the class of transferees who may rely on a Form S-8 registration statement under the Securities Act of 1933 to sell shares received pursuant to the Award. Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Committee expressly approves the transfer. Any transferee to whom this Award is transferred shall be bound by the same terms and conditions that governed the Award during the time it was held by the Participant (which terms and conditions shall still be read from the perspective of the Participant); provided, however, that such transferee may not transfer the Award except than by will or the laws of descent and distribution. Any such transfer shall be evidenced by an appropriate written document that the Participant executes and the Participant shall deliver a copy thereof to the Committee on or before the effective date of the transfer. No right or interest of the Participant or any transferee in this Award shall be liable for, or subject to, any lien, liability or obligation of the Participant or transferee.
6.    Cash Dividends. For so long as the Participant holds outstanding Performance-Based Restricted Stock Units under this Award, if the Company pays any cash dividends on its Common Stock, then the Company will pay the Participant in cash for each outstanding Performance-Based Restricted Stock Unit covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that the Participant would have received had the Participant owned the underlying shares of Common Stock as of the record date of the dividend if, and only if, the Performance-Based Restricted Stock Units become earned and payable and the related shares of Common Stock are issued to the Participant. In that case, the Company shall pay such cash amounts to the Participant, less any required withholding taxes, at the same time the related shares of Common Stock are delivered. The additional payments pursuant to this Section 6 shall be treated as a separate arrangement.
7.    Change in Capital Structure. The terms of this Award shall be adjusted in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.
8.    Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Award, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:	EarthLink Holdings Corp. 1170 Peachtree Street Suite 900 Atlanta, Georgia 30309 Attention: General Counsel
If to the Participant:
10.    No Right to Continued Employment or Service. Neither the Plan, the granting of this Award nor any other action taken pursuant to the Plan or this Award constitutes or is evidence of any agreement or understanding, express or implied, that the Company or any Affiliate will retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.
11.    Agreement to Terms of Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.
12.    Tax Consequences. The Participant acknowledges that (i) there may be tax consequences upon acquisition or disposition of the shares of Common Stock issued pursuant to this Award or the receipt of cash dividends hereunder and (ii) Participant should consult a tax adviser prior to such acquisition or disposition or receipt. The Participant is solely responsible for determining the tax consequences of the Award and for satisfying the Participant's tax obligations with respect to the Award (including, but not limited to, any income or excise taxes resulting from the application of Code Sections 409A or 4999), and the Company shall not be liable if this Award is subject to Code Sections 409A or 4999.
13.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the distributees, legatees and personal representatives of the Participant and the successors of the Company.
14.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.
15.    Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.
16.    Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

17.    Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for "short-term deferrals." Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.
18.    Compensation Recoupment Policy. Notwithstanding any other provision of this Agreement, the Participant shall reimburse or return to the Company the gross number of shares of Common Stock that the Participant received on settlement of the Restricted Stock Units under this Agreement or, if greater, the amount of gross proceeds from any earlier sale of any such shares of Common Stock, plus any other amounts received with respect to this Award, to the extent any reimbursement, recoupment or return is required under applicable law or the Company’s Compensation Recoupment Policy or any similar policy that the Company may adopt.
19.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:
EARTHLINK HOLDINGS CORP.
By: _______________________________________________ Name: ____________________________________________ Title: _____________________________________________

PARTICIPANT: __________________________________________________ [Participant's Name]